General Steel Holdings, Inc. Announces Acquisition of Coastal Steel Company
Maoming Hengda Steel Group, Ltd.

BEIJING, China, June 30, 2008 / Xinhua-PRNewswire/--General Steel Holdings, Inc. (“General Steel”), (“Company”), (NYSE Arca: GSI), one of China's leading non-state owned steel product producers, announced today it has acquired 99% of Maoming Hengda Steel Group, Ltd., (“Hengda”) a steel products processor located in Maoming city, Guangdong province, in China’s southern coastal region. The Company entered into the purchase agreement with Hengda on June 25, 2008.

Production capacity at the facility is 1.8 million tons annually, with the majority of production focused on high-speed wire, an industrial steel product used in construction. The facility has been operating at approximately 10% of production capacity due to a redirection of corporate focus by the previous owners. The facility began production in 2005.

Through its subsidiary, Qiu Steel Investment, Ltd. (“Qiu Steel Investment”) General Steel paid RMB 50 million cash (approximately USD $7.1 million) to purchase the company from private parties. Hengda has a Total Asset Value of approximately RMB 720 million (approximately USD $102 million) and Equity of approximately RMB 80 million (approximately USD $11 million).

“This acquisition is a strategic and important step in the growth of our company,” stated Henry Yu, CEO and Chairman of General Steel. He added, “The Guangdong-Guangxi region is one of the most robust steel markets within China with demand soon to reach 50 million tons annually. Hengda’s state-of-art production lines and underutilized capacity mean we can quickly ramp-up production to exploit the strong demand. Long-term, Hengda’s location adjacent to a deepwater port is key to allowing us to explore export opportunities to South East Asia.” He concluded, “Owing to the on-going industry consolidation, we remain committed to our strategy of growing through aggressive mergers, acquisitions and joint ventures and are actively seeking additional target companies. Our goal is to become one of the largest and most profitable non-state owned steel companies in China.”

About General Steel Holdings, Inc.

General Steel Holdings, Inc., headquartered in Beijing, operates a diverse portfolio of Chinese steel companies. With 4.8 million tons aggregate production capacity, its companies serve various industries and produce a variety of steel products including rebar, hot-rolled carbon and silicon sheet, high-speed wire and spiral-weld pipe. The Company has steel operations in Shaanxi and Guangdong provinces, Inner Mongolia Autonomous Region and Tianjin municipality. For more information, go to www.gshi-steel.com.

Information Regarding Forward-Looking Statements

This press release may contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations or beliefs about future events and financial, political and social trends and assumptions it has made based on information currently available to it. The Company cannot assure that any expectations, forecasts or assumptions made by management in preparing these forward-looking statements will prove accurate, or that any projections will be realized. Such forward-looking statements may be affected by inaccurate assumptions or by known or unknown risks or uncertainties. Actual results may vary materially from those expressed or implied by the statements herein. For factors that could cause actual results to vary, perhaps materially, from these forward-looking statements, please refer to the Company's Form 10-K, filed with the Securities and Exchange Commission, and other subsequent filings. Forward-looking statements contained herein speak only as of the date of this release. The Company does not undertake any obligation to update or revise publicly any forward-looking statements, whether to reflect new information, future events or otherwise.

For more information, please contact:

Ross Warner, General Steel Holdings, Inc.	Ted Haberfield, HC International, Inc.
Tel:+86-10-5879-7346 (Beijing)	Tel +1-760-755-2716 (USA)
Email: ross.warner@gshi-steel.com	Email: thaberfield@hcinternational.net
Skype: ross.warner.generalsteel	Web: www.hcinternational.net

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